Exhibit 21.1

SUBSIDIARIES OF SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. III

Name of Subsidiary	Jurisdiction of Organization
Asclepius Merger Sub Inc.	Delaware